Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

Capitalized terms used but not defined in this Exhibit 99.3 shall have the meanings ascribed to them in the Current Report on Form 8-K filed by SOC Telemed, Inc. (“SOC Telemed”) with the SEC on March 30, 2021 (the “Original Report”), as amended by Amendment No. 1 to the Original Report filed by SOC Telemed with the SEC on June 11, 2021 (the “Amendment”), to which this Exhibit 99.3 is attached.

The following unaudited pro forma condensed combined balance sheet of the Combined Company (as defined herein) as of December 31, 2020, and the unaudited pro forma condensed combined statements of operations of the Combined Company for the year ended December 31, 2020, present the combination of the financial information of SOC Telemed and Access Physicians after giving effect to the Acquisition pursuant to the Purchase Agreement and related adjustments described in the accompanying notes. SOC Telemed and Access Physicians, subsequent to the Acquisition, are referred to herein as the “Combined Company.”

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, gives pro forma effect to the Acquisition as if it had occurred on January 1, 2020, and the unaudited pro forma condensed combined balance sheet as of December 31, 2020, gives pro forma effect to the Acquisition as if it had occurred on December 31, 2020.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with:

●	the audited historical financial statements of SOC Telemed as of and for the fiscal year ended December 31, 2020, and the related notes, as included in SOC Telemed’s annual report on Form 10-K filed with the SEC on March 30, 2021; and

●	the audited historical financial statements of Access Physicians as of and for the fiscal year ended December 31, 2020, and the related notes, as attached as Exhibit 99.2 to the Amendment.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Acquisition occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may also not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations of the Combined Company may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

On March 26, 2021 (the “Closing Date”), SOC Telemed and Access Physicians completed the Acquisition in accordance with the terms of the Purchase Agreement (the “Closing”), pursuant to which SOC Telemed purchased all of the membership interests of Access Physicians for cash and shares of SOC Telemed.

In connection with the Acquisition, SOC Telemed paid the Sellers approximately $93.3 million in cash, financed by the Credit Facility and the Subordinated Note, and approximately 13.9 million shares of Class A common stock, of which 0.2 million shares remain subject to certain vesting conditions and will be issued on the first anniversary of the Closing Date. The Purchase Agreement also provides for potential contingent consideration that may become payable (subject in each case to earlier acceleration upon the occurrence of certain events) consisting of:

●

additional earn-out consideration of $20.0 million that may be paid to the Sellers if certain revenue and performance levels are achieved by Access Physicians in the fiscal year ending December 31, 2021; and

●	additional deferred consideration with no cap applied that may be paid to the Sellers if the foregoing earn-out consideration is earned and subject to the continued service of certain executives of Access Physicians during the two-year period beginning on the Closing Date.

SOC Telemed, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
December 31, 2020
(in thousands)

	SOC Telemed (Historical)	Access Physicians (Reclassified)(1)	Transaction Accounting Adjustments	Note 4	Pro Forma
Assets
Current Assets
Cash and cash equivalents	$38,754	$2,082	$(5,364)	(a)	$35,472
Accounts receivable, net of allowance for doubtful accounts	8,721	4,856	—		13,577
Inventories	—	1,374	—		1,374
Prepaid expenses and other current assets	1,609	342	—		1,951
Total current assets	49,084	8,654	(5,364)		52,374
Property and equipment, net	4,092	210	—		4,302
Capitalized software costs, net	8,935	379	492	(b)	9,806
Intangible assets, net	5,988	—	41,740	(b)	47,728
Goodwill	16,281	—	142,170	(b)	158,451
Deposits and other assets	559	30	—		589
Total assets	$84,939	$9,273	$179,038		$273,250

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,809	$2,278	$—		$5,087
Accrued expenses	8,293	1,491	—		9,784
Deferred revenues	610	—	—		610
Stock-based compensation liabilities	4,228	—	—		4,228
Notes payable, current	—	2,004	(2,004)	(d)	—
Total current liabilities	15,940	5,773	(2,004)		19,709
Deferred revenues	923	—	—		923
Contingent consideration	—	—	3,265	(c)	3,265
Deferred tax liability	—	8	—		8
Membership interest redemption payable	—	175	(175)	(d)	—
Notes payable, long-term	—	2,125	(2,125)	(d)	—
Long-term debt, net of unamortized discount and debt issuance costs	—	—	82,980	(e)	82,980
Related-party – Unsecured subordinated promissory note, net of unamortized discount and debt issuance costs	—	—	11,474	(f)	11,474
Contingent shares issuance liabilities	12,450	—	—		12,450
Other long-term liabilities	560	—	—		560
Total liabilities	29,873	8,081	93,415		131,369

Stockholders’ equity
Class A common stock	8	—	1	(g)	9
Members’ equity	—	1,192	(1,192)	(g)	—
Additional paid-in capital	291,277	—	87,906	(g)	379,183
Accumulated deficit	(236,219)	—	(1,092)	(g)	(237,311)
Total stockholders’ equity	55,066	1,192	85,623		141,881
Total liabilities and stockholders’ equity	$84,939	$9,273	$179,038		$273,250

(1)	Refer to Note 3 for reclassification of Access Physicians.

See accompanying notes to unaudited pro forma condensed combined financial information.

SOC Telemed, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)

	SOC Telemed (Historical)	Access Physicians (Reclassified)(1)	Transaction Accounting Adjustments	Note 4	Pro Forma
Revenues	$57,995	$27,100	$—		$85,095
Cost of revenues	38,542	17,657	—		56,199

Operating expenses
Selling, general and administrative	61,280	10,435	3,309	(h)	75,024
Total operating expenses	61,280	10,435	3,309		75,024
Loss from operations	(41,827)	(992)	(3,309)		(46,128)
Other income (expense)
Gain on contingent shares issuance liabilities	4,237	—	—		4,237
Gain on puttable option liabilities	1	—	—		1
Other income	—	4	—		4
Interest expense	(12,227)	(176)	(7,793)	(i), (j)	(20,196)
Interest expense – related party	—	—	(1,585)	(k)	(1,585)
Total other expense	(7,989)	(172)	(9,378)		(17,539)
Loss before income taxes	(49,816)	(1,164)	(12,687)		(63,667)
Income tax expense (benefit)	31	116	(334)	(l)	(187)
Net loss and comprehensive loss	(49,847)	(1,280)	(12,353)		(63,480)
Accretion of contingently redeemable preferred stock	(96,974)	—	—		(96,974)
Net loss attributable to common stockholders	$(146,821)	$(1,280)	$(12,353)		$(160,454)

Net loss per share attributable to common stockholders
Weighted-average shares used to compute net loss per share attributable to common stockholders	41,346,849	n/a	13,753,387	(m)	55,100,236
Basic and diluted net loss per common share	$(3.55)	n/a	n/a	(m)	$(2.91)

(1)	Refer to Note 3 for reclassification of Access Physicians.

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

Note 1 — Basis of presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. In accordance with Release No. 33-10786, the unaudited condensed combined pro forma balance sheet and statements of operations reflect transaction accounting adjustments. The historical financial information of SOC Telemed and Access Physicians has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Acquisition in accordance with accounting principles generally accepted in the United States (“GAAP”).

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Acquisition. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020, gives pro forma effect to the Acquisition as if it had occurred on January 1, 2020, and the unaudited pro forma condensed combined balance sheet as of December 31, 2020, gives pro forma effect to the Acquisition as if it had occurred on December 31, 2020. The pro forma information does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Combined Company would have been if the Acquisition had occurred on the dates indicated, nor is it necessarily indicative of the future consolidated results of operations or consolidated financial position of the Combined Company. The actual financial position and results of operations of the Combined Company will likely differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified, and changes in operating results following the dates of the Acquisition and the pro forma financial information.

Note 2 — Acquisition Accounting

The Acquisition was completed on March 26, 2021, for a purchase price of $190,116. SOC Telemed has determined it is the accounting acquirer to the Acquisition, which will be accounted for under the acquisition method of accounting for business combinations in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”). The allocation of the estimated purchase price with respect to the Acquisition is based upon management’s estimates of and assumptions related to the fair values of assets acquired and liabilities assumed as of December 31, 2020, using currently available information. For this purpose, fair value shall be determined in accordance with the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation.

The following table presents the consideration and purchase price allocation of the assets acquired and the liabilities assumed in the Acquisition:

	Note
Fair value of consideration transferred
Cash		$93,297
Common stock	(1)	92,772
Holdback cash consideration		1,000
Contingent consideration		3,265
Net working capital adjustment		(218)
Total		$190,116

(1)	The share consideration transferred to Access Physicians was $92,772, or 13,928,740 shares, based on the last reported sale price of $6.66 per share of Class A common stock on Nasdaq on the Closing Date.

Recognized amounts of identifiable assets acquired and liabilities assumed at the Closing

Cash and cash equivalents	$1,601
Accounts receivable	5,602
Inventories	1,382
Prepaid expenses and other current assets	636
Property and equipment	250
Capitalized software costs	871
Intangible assets	41,740
Deposits and other assets	285
Accounts payable	(2,831)
Accrued expenses	(1,247)
Deferred tax liability	(343)
Identifiable assets acquired and liabilities assumed, net	47,946
Goodwill	$142,170

Subject to the terms and conditions of the Purchase Agreement, the Sellers are entitled to an earnout payment in the amount of $20,000 to be paid by SOC Telemed at the first anniversary of the Closing Date, subject to the achievement of certain revenue and gross margin conditions. Such earnout payment is classified as a contingent consideration liability and recognized at its estimated fair value of $3,265. Post-Acquisition, this liability will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value post-Acquisition will be recognized in the Combined Company’s statement of operations within operating expenses.

Subject to the terms and conditions of the Purchase Agreement, the Sellers are entitled to a deferred payment with no cap applied to be paid by SOC Telemed on the second anniversary of the Closing Date, contingent upon the retention of certain key members of the current Access Physicians’ management team and the achievement of certain revenue and gross margin conditions. This deferred payment was determined to be compensation expense and as such is not considered part of the purchase consideration for accounting purposes. The Combined Company will record the expense in future periods if and once it is deemed probable that it will be earned.

Note 3 — Access Physicians’ Reclassifications

The pro forma financial statements have been adjusted to reflect reclassifications of Access Physicians’ combined financial statements as of December 31, 2020, to conform to the presentation of SOC Telemed’s financial statements. These adjustments include the following:

●	Internal-use software. Reclassification of $379 of internal-use software assets from Other assets to Capitalized software costs, net. There was no impact on net assets on Access Physicians’ balance sheet.

●	Due diligence and related non-recurring expense. Reclassification of $149 of due diligence expenses from Other expenses to Operating expenses. There was no impact on net assets on Access Physicians’ balance sheet.

Note 4 — Transaction Accounting Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020, are as follows:

4(a)	Cash and cash equivalents. Represents the impact of the Acquisition on the cash and cash equivalents balance of the Combined Company.

The table below represents the sources and uses of funds as it relates to the Acquisition:

	Note
Cash and cash equivalents balance of SOC Telemed prior to the Acquisition		$38,754
Cash and cash equivalents balance of Access Physicians prior to the Acquisition		2,082

Acquisition adjustments
Long-term debt	(1)	85,000
Related-party – Unsecured subordinated promissory note	(2)	11,500
Payment of debt issuance costs related to Long-term debt and Related-party – Unsecured subordinated promissory note	(3)	(2,046)
Payment of incremental transaction costs	(4)	(1,435)
Closing cash payment	(5)	(94,079)
Payment of Access Physicians’ notes payable and membership interest redemption payable	(6)	(4,304)
Total Acquisition adjustments		(5,364)

Post-Acquisition cash and cash equivalents balance		$35,472

(1)	Represents funds from SLR Investment under the Credit Facility in the amount of $85,000 (See Note 4(e) Long-term debt).

(2)	Represents funds from SOC Holdings LLC under the Subordinated Note in the amount of $11,500 on the Closing Date (See Note 4(f) Related-party – Unsecured subordinated promissory note).

(3)	Represents payment of debt issuance costs in connection with borrowings under the Credit Facility in the amount of $2,046.

(4)	Represents payment of other transaction costs of $1,435. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in accumulated deficit (see Note 4(g) Impact on equity).

(5)	Represents cash consideration paid to the Sellers.

(6)	Represents funds used to repay Access Physicians’ notes payable and membership interest redemption payable at the Closing (see Note 4(d) Payment of Access Physicians’ notes payable and membership interest redemption payable)

4(b)	Fair value of acquired assets. Represents fair value adjustments related to the acquired assets:

	Fair value	Book value	Adjustment
Trade names	$1,213	$—	$1,213
Noncompetition agreements	432	—	432
Capitalized software costs	871	379	492
Customer relationships	40,095	—	40,095
Total	$42,611	$379	$42,232

Additionally, the unaudited pro forma condensed combined balance sheet reflects recognition of goodwill in the amount of $142,170, which represents the difference between total consideration and fair value of acquired assets and assumed liabilities (see Note 2 Acquisition Accounting).

4(c)	Contingent consideration. Represents recognition of the contingent consideration liability described in more detail in Note 2 Acquisition Accounting, which is classified as a liability and recognized at its estimated fair value of $3,265. Post-Acquisition, this liability will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value post-Acquisition will be recognized in the Combined Company’s statement of operations within operating expenses.

4(d)	Payment of Access Physicians’ notes payable and membership interest redemption payable. Represents funds used to repay Access Physicians’ notes payable and membership interest redemption payable at the Closing (see Note 4(a)(6) Cash and cash equivalents).

4(e)	Long-term debt. Represents funds from SLR Investment under the Credit Facility in the amount of $85,000 on the Closing Date ($82,980, net of debt issuance costs), which was used primarily to finance a portion of the closing cash consideration for the Acquisition. The maturity date for the Term Loans is April 1, 2026. Borrowings under the Credit Facility bear interest at a fluctuating rate per annum equal to 7.47% plus the greater of LIBOR and 0.13% (the “Applicable Rate”) (see Note 4(a)(1) Cash and cash equivalents and Note 4(j) Interest expense). On June 4, 2021, $10,000 of principal of the Credit Facility was repaid.

4(f)

Related-party – Unsecured subordinated promissory note.    Represents funds from SOC Holdings LLC under the Subordinated Note in the amount of $11,500, net of discount in the amount of $2,000, on the Closing Date ($11,474, net of debt issuance costs), which was used primarily to finance a portion of the closing cash consideration for the Acquisition. The maturity date of the Subordinated Note is the earliest to occur of September 28, 2026, and the occurrence of a change of control. The unpaid balance of the Subordinated Note accrues interest at an escalating rate per annum initially equal to 7.47% plus the Applicable Rate under the Credit Facility, increasing to 10.87% plus the Applicable Rate on September 30, 2021, and then an additional 2.00% each year thereafter, and will be added to the principal amount of the Subordinated Note on a monthly basis (see Note 4(a)(2) Cash and cash equivalents and Note 4(k) Interest expense — related party). On June 4, 2021, the Related-party – Unsecured subordinated promissory note was fully repaid and extinguished.

4(g)	Impact on equity. The following table represents the impact of the Acquisition on the number of shares of Class A common stock and represents the total stockholders’ equity:

		Class A common stock		Members’ equity	Additional paid-in	Accumulated	Total stockholders’
	Note	Shares	Amount	Amount	capital	deficit	equity
SOC Telemed equity as of December 31, 2020 – pre-Acquisition		74,898,380	$8	$—	$291,277	$(236,219)	$55,066
Access Physicians equity as of December 31, 2020 – pre-Acquisition		—	—	1,192	—	—	1,192

Acquisition equity adjustments
Shares issued to Sellers as consideration		13,928,740	1	—	(1)	—	—
Closing cash payment	4(a)(5)	—	—	—	(94,079)	—	(94,079)
Contingent consideration	4(e)	—	—	—	(3,265)	—	(3,265)
Paid transaction costs	4(a)(4)	—	—	—	—	(1,435)	(1,435)
Purchase price allocation		—	—	—	184,059	—	184,059
Elimination of Access Physicians members’ equity		—	—	(1,192)	1,192	—	—
Release of valuation allowance associated with the Acquisition(1)		—	—	—	—	343	343
Total Acquisition equity adjustments		13,928,740	1	(1,192)	87,906	(1,092)	85,623

Post-Acquisition equity balance		88,827,120	$9	$—	$379,183	$(237,311)	$141,881

(1)	Represents the tax benefit effect of the Acquisition associated with a discrete release of valuation allowance associated with the Acquisition recognized in the consolidated financial statements of SOC Telemed as of and the three months ended March 31, 2021 and reflected for pro forma purposes in the results for the year ended December 31, 2020 (see Note 4(l) Tax effect).

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2020

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020, are as follows:

4(h)	Amortization expense. Represents the net impact on amortization of trade names, noncompetition agreements, capitalized software costs and customer relationships in connection with purchase accounting determined as follows:

	Note	Fair value	Estimated useful life in years	Amortization expense
Trade names		$1,213	2	$607
Noncompetition agreements		432	5	88
Capitalized software costs		871	3	290
Customer relationships		40,095	17	2,359
Total		$42,611		$3,344
Less: Historical amortization expense of Access Physicians	(1)			(35)
Total adjustment				$3,309

(1)	Represents amortization expense recognized in the historical combined statement of operations of Access Physicians.

4(i)	Elimination of Access Physicians interest expense. Represents the elimination of historical interest expense of Access Physicians following the repayment of notes payable in connection with the Acquisition in the amount of $176 (see Note 4(d) Payment of Access Physicians’ notes payable and membership interest redemption payable).

4(j)	Interest expense. Represents the net effect on interest expense related to the Credit Facility (see Note 4(e) Long-term debt). For the purposes of the pro forma statement of operations, the interest expense for borrowings under the Credit Facility was estimated using an interest rate of 7.6%.

Interest expense associated with the Credit Facility	$6,550
Amortization of debt issuance costs	1,419
Total	$7,969

A 1/8% increase or decrease in the interest rates applicable to the Credit Facility (see Note 4(e) Long-term debt) would result in a change in interest expense of approximately $108 for the year ended December 31, 2020.

4(k)	Interest expense – related party. Represents the net effect on interest expense related to the Subordinated Note (see Note 4(f) Related-party – Unsecured subordinated promissory note). For the purposes of the pro forma statement of operations, the interest expense under the Subordinated Note was estimated using an interest rate of 7.6% for the first six months and then 11.0% thereafter

Interest expense associated with the Subordinated Note	$1,311
Accretion of discount related to the Subordinated Note	274
Total	$1,585

A 1/8% increase or decrease in the interest rates applicable to the Subordinated Note (see Note 4(f) Related-party – Unsecured subordinated promissory note) would result in a change in interest expense of approximately $18 for the year ended December 31, 2020.

4(l)	Tax effect. Represents the tax benefit effect of the Acquisition recognized in the consolidated statement of operations of SOC Telemed for the three months ended March 31, 2021, and reflected for pro forma purposes in the results for the year ended December 31, 2020 (see Note 4(g) Impact on equity).

4(m)	Net loss per share. Reflects an increase in the outstanding shares of Class A common stock of SOC Telemed resulting from the issuance of shares to the Sellers at the Closing.

Basic and diluted weighted-average shares attributable to common stockholders
SOC Telemed – as previously reported	41,346,849
Issuance of equity consideration shares upon consummation of the Acquisition	13,753,387
Adjusted for pro forma presentation	55,100,236

Pro forma net loss per share is calculated based on pro forma net loss and 55,100,236 total shares outstanding upon consummation of the Acquisition. There is no difference between basic and diluted pro forma net loss per share as the inclusion of all potential shares of Class A common stock of the Combined Company outstanding would have been anti-dilutive.